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                                                                    Exhibit 99.1


             Press Release dated December 14, 1999 re Coast merger

For Information Contact
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner, President & CEO  Christina Carrabino (general information)
(650) 614-5767                         Stephanie Mishra (analyst contact)
Steven C. Smith, EVP, CAO & CFO        (415) 986-1591
(650) 813-8222
At Coast Bancorp:
Harvey Nickelson, President & CEO
(831) 458-4501
                                               FOR IMMEDIATE RELEASE
                                               ---------------------


                            GREATER BAY BANCORP AND
                   COAST BANCORP ANNOUNCE AGREEMENT TO MERGE
                   -----------------------------------------

PALO ALTO, CA; December 14, 1999 -- Greater Bay Bancorp (Nasdaq:GBBK), Palo Alto, California, and Coast Bancorp (Nasdaq:CTBP), Santa Cruz, California, announced today the signing of a definitive agreement for a merger of the two companies. Following the transaction, Coast Commercial Bank, a wholly owned subsidiary of Coast Bancorp, will operate as a wholly owned subsidiary of Greater Bay Bancorp.

In the merger, Greater Bay Bancorp will issue shares of its stock in a tax free exchange for the shares of stock of Coast Bancorp for an estimated value of approximately $125 million, depending on the market price of Greater Bay
Bancorp's stock at the time of the merger closing.   The merger, which will be
accounted for as a pooling of interests, is expected to be completed late in the first quarter of 2000 or early in the second quarter of 2000.

Greater Bay Bancorp anticipates the transaction, including cost savings, to be approximately 1.5% accretive to 2000 earnings per share. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the merger, even though Greater Bay Bancorp's prior acquisitions have resulted in substantial revenue growth at the newly acquired subsidiary banks.

Greater Bay Bancorp has previously announced the closing of its merger with Bay Commercial Services, parent of Bay Bank of Commerce, and the execution of a definitive agreement for a merger with Mt. Diablo Bancshares, parent of Mt. Diablo National Bank. With the merger of Bay Commercial Services, and the completion of the mergers with Mt. Diablo Bancshares and Coast Bancorp, Greater Bay Bancorp would have on a pro forma basis as of September 30, 1999 total assets of approximately $2.9 billion and total shareholders' equity of approximately $164 million.

Coast Bancorp, founded in 1982, has banking offices in Aptos, Capitola, Santa Cruz, Scotts Valley and Watsonville, California serving the small to mid-sized business community. As of September 30, 1999, Coast Bancorp had total assets of
$350.1 million and total deposits of $282.8 million.   For the nine months ended
September 30, 1999, net income was $5.0 million.
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David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp,
stated, "We are excited to have Coast Bancorp join the Greater Bay super community banking family. Coast Bancorp is among the top rated California banks for safety, strength and performance. It is a quality organization with a strong management team that has demonstrated success year after year. This merger represents a unique opportunity for us to continue our expansion in the
Northern California markets.    We will also be pleased to welcome James
Thompson, chairman of Coast Bancorp, to our Board when the merger closes."

Harvey Nickelson, President and Chief Executive Officer of Coast Bancorp, commented, "We are proud to join Greater Bay Bancorp, a company that has demonstrated a superior performance record with strong earnings and solid asset growth. We believe a merger with Greater Bay Bancorp will enhance our ability to serve our customers and increase our client base with even larger business organizations through expanded product offerings and increased lending capabilities. Our shareholders will benefit by receiving enhanced value for their Coast Bancorp stock and additional liquidity through a combined market capitalization of Greater Bay Bancorp of over $650 million. Greater Bay Bancorp's super community banking strategy is completely compatible with Coast Commercial Bank's philosophy of a strong, enthusiastic commitment to our local community."

Terms of the Merger
The terms of the agreement provide for the shareholders of Coast Bancorp to receive shares of Greater Bay Bancorp stock. Coast Bancorp currently has approximately 4,819,000 shares of common stock outstanding. If the average closing price of Greater Bay Bancorp common stock is between $32.84 and $38.16, Greater Bay Bancorp will issue 0.675 shares for each outstanding share of common stock of Coast Bancorp. If the average closing price of Greater Bay Bancorp common stock is greater than $38.16, the conversion ratio will equal the quotient obtained by dividing (a) $25.76 plus the product of 0.333 times the difference between the average closing price of Greater Bay Bancorp stock and $38.16, by (b) the average closing price of Greater Bay Bancorp stock.

If the average closing price of Greater Bay Bancorp common stock is less than $32.84, Greater Bay Bancorp may elect to exercise a top up option. In that case, the conversion ratio will equal the quotient obtained by dividing $22.17 by the average closing price of Greater Bay Bancorp stock. If Greater Bay Bancorp does not elect the top up option, Coast Bancorp may terminate the agreement. If Coast Bancorp does not terminate the agreement, the conversion ratio will be 0.675.

The merger is subject to certain conditions, including the approval of the shareholders of Greater Bay Bancorp and Coast Bancorp and regulatory approval. Upon consummation of the merger, former Coast Bancorp shareholders will own approximately 18% of Greater Bay Bancorp's outstanding shares, assuming completion of the Mt. Diablo Bancshares merger.

Greater Bay Bancorp and its financial services subsidiaries, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce, along with its operating divisions, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Commercial Banking Group, Greater Bay International Banking Division, Greater
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Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in Cupertino, Fremont, Hayward, Millbrae, Palo Alto, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, and Walnut Creek.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed mergers are consummated, the success of Greater Bay Bancorp in integrating the new banks into its organization and other risks detailed in the Greater Bay Bancorp and Coast Bancorp reports filed with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for the year ended December 31, 1998.


For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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